Exhibit 99.1

January 11, 2010

Dear Fellow Shareholder:

I wanted to take this opportunity to write to you. 2009 will certainly go down in history as one of the most challenging years ever for the banking industry. Your Company, like thousands of others across the country, felt a significant impact from this recession.

I am enclosing, for your review, a recent press release which spoke to this, and to our most recently declared dividend. The essence of the release was the decision to cut the quarterly dividend on the common stock from $0.20 per share to $0.10 per share. I can tell you that this was an incredibly difficult decision for your Board. With some deterioration of credit quality in our loan portfolio, coupled with persistent charges in our investment portfolio, there was a desire on the part of your Board to preserve capital. For more detail on these matters, please review our most recent Quarterly Report on Form 10-Q that was filed with the Securities and Exchange Commission. Of equal concern was your Board’s recognition that many of you rely on the dividend as part of your budget. What emerged from the Board’s deliberations was a decision, based on today’s circumstances, to find a balance between taking the actions necessary to preserve sufficient capital and providing a dividend. The Board believes this result is in the best interests of the Company and, thus, you our shareholder.

While buffeted by these extraordinary events, we continue to be encouraged by the strength of our core earnings. By this, I mean the earnings your Company derives from what we earn on our loans and investments, less the amount we pay our depositors and other funding sources. We continue to see gains in core earnings year after year, as well as through the third quarter of 2009. Sales in our trust department and through our insurance area have been excellent through the third fiscal quarter of 2009. As the markets for these products strengthen, we hope to see the resumption of income growth for these two important fee income lines of business.

We believe our outlook for the future is positive. Yes, 2009 was the most challenging year in nearly a century for your Company. And, yes, we expect that during 2010 we will have some bumps in the road as well. As the economy slowly expands, however, we anticipate a renewed strength in your Company, and a return to our historically strong financial performance.

Sincerely,

/s/ William B. Grant

William B. Grant
Chairman, President and
Chief Executive Officer

Portions of this letter contain “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, including those that include the words “anticipate”, “estimate”, “should”, “expect”, “believe”, “intend”, and similar expressions, are based on current expectations, estimates and projections of the Company, and they are not guarantees of future performance. Whether actual results will conform to expectations and predictions is subject to known and unknown risks and uncertainties, and there can be no assurance that the actual results anticipated will be realized, or if substantially realized, will have the expected consequences on the Company’s business or operations. These and other risks are discussed in detail in the periodic reports that the Company files with the Securities and Exchange Commission.

P.O Box 9 Oakland MD 21550-0009 Telephone ((888) 692-2654

FIRST UNITED CORPORATION
19 S. Second Street Oakland, MD 21550

FOR IMMEDIATE RELEASE
Date: December 17, 2009
Contact: Carrisa Rodeheaver
                 301-533-2362  Fax 301-334-1421

FIRST UNITED CORPORATION ANNOUNCES FOURTH QUARTER DIVIDEND

Oakland, Maryland, December 17, 2009 -- The Board of Directors of First United Corporation (NASDAQ:  FUNC), the parent company of First United Bank & Trust, announced that it has reduced the quarterly cash dividend on its common stock for the fourth quarter of 2009 to $.10 per share from $.20 per share for the third quarter.  The fourth quarter dividend will be paid on February 1, 2010 to shareholders of record as of January 13, 2010.  The reduction in the quarterly cash dividend should, if it remains at its present level, allow the Company to retain approximately $2.5 million in additional common equity per year.

“While regrettable, our Board’s decision underscores its commitment to preserving a strong balance sheet as the Company, and indeed the nation, navigate through this difficult economic cycle,” said William B. Grant, Chairman and CEO of First United.  “Core earnings remain strong for the Company, but bottom-line earnings have been negatively impacted by challenges in the loan portfolio and certain securities in the investment portfolio.  The Company’s capital remains stable, and exceeds the regulatory requirements to be considered “well capitalized”.  The Board clearly understands the importance of the dividend to many of the Company’s long-term shareholders.  Today’s action, in light of today’s economic and market conditions, strikes a balance between this need and efforts to conserve shareholder equity.”

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Readers should be aware of the speculative nature of “forward-looking statements”.  Statements that are not historical in nature, including those that include the words “anticipate”, “estimate”, “should”, “expect”, “believe”, “intend”, and similar expressions, are based on current expectations, estimates and projections of First United Corporation, and they are not guarantees of future performance.  Whether actual results will conform to expectations and predictions is subject to known and unknown risks and uncertainties.  Consequently, all of the forward-looking statements made herein are qualified by these cautionary statements, and there can be no assurance that the actual results anticipated will be realized, or if substantially realized, will have the expected consequences on First United Corporation’s business or operations.  These and other risks are discussed in detail in the periodic reports that First United Corporation files with the Securities and Exchange Commission.

About First United Corporation

First United Corporation operates one full-service commercial bank, First United Bank & Trust.  The Bank has a network of community offices in Garrett, Allegany, Washington, and Frederick Counties in Maryland, as well as Mineral, Hardy, Berkeley and Monongalia Counties in West Virginia. First United’s website can be located at www.mybank4.com.  As of September 30, 2009, the Corporation posted assets of $1.68 billion.